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EXHIBIT 10(r)

                              EMPLOYMENT AGREEMENT
                                  AMENDMENT #1

                  THIS FIRST AMENDMENT (this "Amendment") is made as of this 1st day of October, 2003 between Cerner Corporation, a Delaware corporation (Cerner) and Glenn Tobin, Ph.D. ("Associate").

                  WHEREAS, Cerner and Associate have entered into that certain Cerner Associate Employment Agreement dated as of April 15, 1998 (the "Agreement"); and

                  WHEREAS, Associate has accepted a temporary expatriate assignment to the United Kingdom (U.K.), beginning October 1, 2003;

                  WHEREAS, Cerner and Associate desire to amend the Agreement as provided herein.

                  NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Cerner and Associate hereby agree as follows:

1. All defined terms used and not otherwise defined herein shall be as defined in the Agreement.

2. The Agreement, as amended hereby, shall continue in full force and effect. If any conflict shall arise between the terms and conditions of this Amendment and the terms and conditions of the Agreement, this Amendment shall govern with respect to the matters set forth herein.

3. Should Associate be terminated by Cerner for any reason except for Cause (defined as dishonesty, illegal conduct, or breach of Cerner's policies) while on assignment in the U.K., the amount of Associate's severance will be one (1) year's current base salary, instead of the severance amount set forth in the Agreement under Section 2.C. Under the circumstances of this Paragraph 3, Cerner, at its option, has the right extend Associate's current non-compete period as set forth in the Agreement for a period of twelve (12) additional months by electing to pay an additional twelve (12) months severance at the base salary amount referenced above. All severance payments under this Paragraph 3 shall end upon Associate's acceptance of a position with another employer (which shall not be construed to permit Associate to accept any employment in violation of the terms of any noncompete periods under Associate's Agreement or this Amendment).

4. While on assignment in the U.K., should Associate be terminated by Cerner for Cause, all compensation from Cerner will cease including base salary and CPP; all future expense reimbursements will cease; and, there shall be no severance payments or relocation payments to Associate.

5. Should Associate decide to leave Cerner at any time between January 1, 2004 and December 31, 2006, or for three months after the end of Associate's assignment in the U.K. (should Cerner make a business decision to return you to the U.S. prior to completion of the two year assignment), Cerner shall pay resignation payments of six (6) months base salary. If Associate decides to leave Cerner under this Paragraph 5, Associate will give Cerner six (6)

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         weeks written notice of his intent to resign so as to provide adequate time for any necessary leadership transition.

6. All resignation payments under this Amendment end upon Associate's acceptance of a position with another employer (which shall not be construed to permit Associate to accept any employment in violation of the terms of any noncompete periods under the Agreement or this Amendment).

7. This Amendment may be executed in one or more counterparts, each of which may be executed by one or more of the parties hereto, but all of which, when taken together, shall constitute one agreement binding upon each of the parties hereto.

            IN WITNESS WHEREOF, Cerner and Associate have executed this Amendment as of the date first set forth above.

         Cerner Corporation                  Associate

         /s/ Julia M Wilson                  /s/ Glenn Tobin
         --------------------------          ------------------
         Julia M. Wilson                     Glenn Tobin, Ph.D.
         Chief People Officer